EXHIBIT 99.(2)(k)(ii)
ADMINISTRATION AGREEMENT WITH FAS


                            ADMINISTRATION AGREEMENT

     This ADMINISTRATION AGREEMENT (the "Agreement") is dated as of February 1, 2004 and is between BOULDER GROWTH & INCOME FUND, INC., a Maryland corporation (the "Fund") whose principal offices are located at 1680 38TH Street, Suite 800, Boulder, CO. 80301, and FUND ADMINISTRATIVE SERVICES, LLC, a Colorado limited liability company (the "Administrator"), whose principal offices are located at 1680 38th Street, Suite 800, Boulder, CO. 80301.

                                    RECITALS

     A. The Fund is a closed-end management investment company organized as a Maryland corporation.

     B. The Fund desires to retain the Administrator to provide administrative services to the Fund, and the Administrator is willing to provide such services on the terms and subject to the conditions set forth in this Agreement.

                                    COVENANTS

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the parties agree as follows:

     1. Definitions. As Used in this Agreement:

          (a) "1933 Act" means the Securities Act of 1933, as amended.

          (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

          (c) "1940 Act" means the Investment Company Act of 1940, as amended.

          (d) "Adviser" means the investment adviser or advisers for the Fund as defined in the 1940 Act.

          (e) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Directors to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

          (f) "CEA" means the Commodities Exchange Act, as amended.

          (g) "Oral Instructions" mean oral instructions received by Administrator from an Authorized Person or from a person reasonably believed by Administrator to be an Authorized Person. Administrator may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

          (h) '"SEC" means the Securities and Exchange Commission.

          (i) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

          (j) "Shares" means the shares of common stock of any series or class of the Fund.

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          (k) "Written Instructions" means (i) written instructions signed by an
     Authorized Person and received by Administrator or (ii) trade instructions transmitted (and received by Administrator) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex, facsimile sending device or email.

     2. Appointment. The Fund hereby appoints Administrator to provide administration services in accordance with the terms set forth in this Agreement. Administrator accepts such appointment and agrees to provide such services.

     3. Delivery of Documents. The Fund has provided or, where applicable, will provide Administrator with the following:

          (a) at Administrator's request, certified or authenticated copies of the resolutions of the Fund's Board of Directors approving the appointment of Administrator or its affiliates to provide services to the Fund and approving this Agreement.

          (b) A copy of the Fund's most recent effective registration statement.

          (c) A copy of the Fund's advisory agreement or agreements.

          (d) A copy of each additional Administration Agreement of the Fund, if any; and

          (e) Copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

     4. Compliance with Rules and Regulations. Administrator undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities and self-regulating organizations having jurisdiction with respect to the duties to be performed by Administrator hereunder. Except as specifically set forth herein, Administrator assumes no liability for such compliance by the Fund or other entity.

     5. Instructions.

          (a) Unless otherwise provided in this Agreement, Administrator shall act only upon Oral Instructions or Written Instructions.

          (b) Administrator shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by Administrator to be an Authorized Person) pursuant to this Agreement. Administrator may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Directors or of the Fund's shareholders, unless and until Administrator receives Written Instructions to the contrary.

          (c) The Fund agrees to forward to Administrator Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by Administrator or its affiliates) so that Administrator receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by Administrator or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or Administrator's ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, Administrator shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that Administrator's actions comply with the other provisions of this Agreement.

     6. Right to Receive Advice.

          (a) Advice of the Fund. If Administrator is in doubt as to any action it should or should not take, Administrator may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

          (b) Advice of Counsel. If Administrator shall be in doubt as to any question of law pertaining to any action it should or should not take, Administrator may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or Administrator, at the option of Administrator).

          (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions Administrator receives from the Fund and the advice Administrator receives from counsel, Administrator may rely upon and follow the advice of counsel.

          (d) Protection of Administrator. Administrator shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which Administrator believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon Administrator (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of Administrator's properly taking or not taking such action.

     7. Records; Visits.

          (a) The books and records pertaining to the Fund which are in the possession or under the control of Administrator and co-administrator shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable Securities Laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during Administrator's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by Administrator to the Fund or an Authorized Person, at the Fund's expense.

          (b) Administrator shall cause the following records to be kept at its offices or at the offices of the Fund's co-administrator:

               (1) all books and records with respect to the Fund's books of account;

               (2) records of the Fund's securities transactions; and

               (3) all other books and records as the Fund is required to maintain, including pursuant to Rule 31a-1 of the 1940 Act.

     8. Officers and Staff. The Administrator shall provide personnel to act as officers of the Fund and to act as the Fund's Chief Legal Officer and Chief Compliance Officer, to do such things as are permitted in the Fund's Articles of Incorporation and By-laws, as each is amended to the date hereof, or as required by law.

     9. Administrative Services. The Administrator shall provide the following administrative, legal and regulatory services to the Fund (collectively, the "Administrative Services"). It is intended that the Administrative Services provided by the Administrator shall be of an administrative nature only and shall under no circumstances include services associated with the provision of investment advisory services.

          (a) NEGOTIATION OF SERVICE PROVIDER CONTRACTS. Administrator shall negotiate all contracts with Service Providers, supervise their obligations, and make periodic reports to the Board on their respective performance. For this purpose, "Service Provider" means the Fund's investment adviser(s), co-administrator(s), transfer agent and registrar, custodian, and all other service providers and vendors of the Fund.

          (b) OVERSIGHT OF SERVICE PROVIDERS. The Administrator shall maintain oversight with respect to the activities of the Service Providers and shall review all relevant reports, documentation and other work product prepared by the Service Providers, including but not limited to:

               (1) Transfer agency services;

               (2)  Coordinate  contractual   relationships  and  communications
               between the Fund and its contractual Service Providers;

               (3) Provide documentation regarding the current investments of the Fund and all trades executed by such investment adviser(s) as the Fund may engage from time to time (the "Adviser(s)");.

               (4) Custodian services;

               (5) All fund accounting, including

                    a. The Fund's financial statements on a monthly basis;

                    b. Reviewing monthly financials of the Fund, including income, expenses, gains and losses;

                    c. Evaluating and monitoring the expense accrual rate of the Fund;

                    d. Calculating and confirming the NAV of the Fund each Friday and at month-end with the Fund's accountant;

                    e. Providing internal auditing;

                    f. Responding to SEC and other regulatory inquiries and audits;

                    g. Serving as liaison to the Fund's independent accountants;

                    h. Calculate monthly, quarterly and annual total returns;

                    i. Calculate and monitor net realized and unrealized gains (losses) of the Fund;

                    j. Prepare  weekly and month-end  calculation  of the Fund's
                    NAV;

                    k. Obtaining prices for portfolio holdings and assisting in the valuation of illiquid securities;

               (6) Review any and all other reports produced by Service Providers in regards to the Fund.

          (c) POLICIES AND PROCEDURES. The Administrator shall establish and maintain the Fund's Code of Ethics and such other policies and operating procedures required under the 1940 Act and other Securities Laws, including, without limitation, Rule 38a-1 under the 1940 Act, and as required by any exchange on which Fund shares are traded.

          (d) INVESTMENT RECORDS. The Administrator shall review and maintain records of current investments of the Fund, including daily trades and monthly appraisals, analyze the Adviser's performance based on investment objectives against relevant indexes and other investment companies, and present results to the Board of Directors.

          (e) TOTAL RETURNS. The Administrator shall assist in the calculation and maintenance total returns (both NAV and market) of the Fund for purposes mentioned above and investor relations.

          (f) LEGAL SERVICES. The Administrator shall provide the following general counsel and legal services:

               (1) Provide in-house general counsel and ancillary legal services (e.g., contract drafting and negotiation; drafting of non-routine proxies, prospectuses, registration statements, statements of additional information, articles supplementary, rights offering and other memoranda and ancillary items; negotiating loan documents and terms with banks on lines of credit for leveraging for the Fund); periodically reviewing, analyzing, updating and revising the Funds' fundamental documents; legal research and analysis for such other topics that affect the Fund; coordinate with outside Fund counsel as needed.

               (2) In conjunction with co-administrator(s), prepare board book materials and insure that all necessary materials are promptly provided to the Board of Directors in advance of their quarterly and special meetings;

               (3) Attend all Board meetings and annual shareholder meetings of the Fund and review minutes of same;

               (4) Review all legal matters concerning the Fund with Fund counsel;

               (5) Prepare, coordinate with Fund's outside counsel and file with the SEC notices of Annual or Special Meetings of Shareholders and Proxy materials relating to such meetings, and produce camera-ready documents for printing;

               (6) Prepare, review and file all registration statements and coordinate review of same by Fund counsel;

               (7) Provide compliance procedures for the Fund with regard to the Fund's investment objective, policies, restrictions, rating agency guidelines, tax matters and applicable laws and exchange rules;

               (8) Make necessary SEC and NYSE filings on behalf of the Fund and its Directors;

               (9) Maintain the Fund's compliance calendar to assure compliance with various filing and Board approval deadlines;

               (10) Make all applications for obtaining the fidelity bond and directors' and officers' errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund's Board of Directors;

          (g) TREASURY SERVICES.

               (1) Supply various normal and customary Fund statistical data as requested on an ongoing basis;

               (2) Provide all certifications of senior officers required by the Securities Laws;

               (3) Prepare for execution and file the Fund's federal and state tax returns;

               (4) Assist the co-administrator and other Service Providers in monitoring the Fund's status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended, and compliance with its investment objectives, policies and restrictions;

               (5) Supervise and assist the co-administrator and other Service Providers in the preparation and filing with the SEC of the Fund's annual and semi-annual shareholder reports;

               (6) Assist in the preparation of, coordinate with Fund's outside counsel and file with the SEC Post-Effective Amendments to the Fund's Registration Statement as needed, assist in preparation of reports to the SEC including the preparation, certification and filing of semi-annual reports on Form N-SAR, Form N-CSR and Form N-PX;

               (7) Monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

               (8) Monitor asset coverage requirements applicable to the Fund or any of its shares.

          (h) REPORTS TO THE BOARD. The Administrator shall make periodic reports to the Board and insure that all relevant information regarding the Fund is made available to shareholders, analysts, investors, and the like through shareholder reports, proxy statements, press releases, other public documents and filings and other communications.

          (i) DIVIDEND RECOMMENDATIONS AND COMPLIANCE WITH FUND POLICIES. The Administrator shall study and make recommendations to the Directors regarding the Fund's dividend payout of income and capital gains, and the Fund's compliance with its policies and organizational documents, with the 1940 Act, with IRS tax codes and regulations, with rating agency guidelines and with stock exchange requirements.

          (j) GENERAL MANAGEMENT AND SHAREHOLDER COMMUNICATION. The Administrator shall provide general management and oversight for the Fund, to the extent not provided by the Adviser(s). The Administrator shall provide such necessary personnel and equipment to adequately receive and respond to all inquiries of the Fund's shareholders and shall make periodic summary reports to the Board of Directors regarding same.

          (k) DIRECTORS & OFFICERS LIABILITY INSURANCE. At least annually, the Administrator shall solicit proposals and make recommendations to the Board regarding the availability, cost and acquisition of errors and omissions/directors and officers liability insurance, fidelity bonds, and such other insurance as might be required or prudent, as the Board may determine.

          (l) DISBURSEMENT SERVICES. The Administrator shall review and approve all Fund expenses and cause them to be paid in a timely manner.

          (m)  WEBSITE   MAINTENANCE.   The  Administrator  shall  provide  such
     personnel and equipment as is necessary to adequately construct, maintain and administer a professionally developed website for the Fund.

          (n) PERSONNEL. Except as provided in Section 10 hereof, the Administrator shall, at its sole cost and expense, employ, engage or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement.

          (o) OTHER SERVICES REQUESTED BY THE BOARD. The Administrator shall provide such other administrative services as may be reasonably requested from time to time by the Board.

          (p) ACCOUNTING SERVICES. Administrator will perform the following accounting services all of which are included under the definition of "Administrative Services":

               (1)  Together  with the  co-administrator,  monitor  the  expense
          accruals   and  notify  an  officer  of  the  Fund  of  any   proposed
          adjustments;

               (2) Control all disbursements and authorize such disbursements upon Written Instructions;

               (3) Together with the co-administrator, calculate capital gains and losses, and determine net income, compute net asset value, as appropriate, compute yields, total returns, expense ratios, and portfolio turnover rate.

     10. Outsourcing. Administrator may, at its sole cost and expense, outsource its responsibilities under this Agreement (the "Outsourced Responsibilities") to reputable service providers who are qualified and in the business of providing some or all of the services contemplated hereunder to registered investment companies ("Outsource Providers"). The Administrator may, in its reasonable discretion, change Outsource Providers or reallocate all or any portion of the Outsourced Responsibilities hereunder to one or any number of Outsource Providers. Whenever Administrator proposes to enter into any agreement for the providing of any Outsourced Responsibilities, or if Administrator proposes to change Outsource Providers for any Administrative Services, it shall provide at least 60 days' prior written notice to the Board of the details of the anticipated change.

     11. Best Efforts. The Administrator shall give the Fund the benefit of the Administrator's best judgment and efforts in rendering services under this Agreement. As an inducement to the Administrator's undertaking to render these services, the Fund agrees that the Administrator shall not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from the Administrator's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.

     12. Compensation.

          (a) The Administration Fee. In consideration of the responsibilities assumed and the Administrative Services to be rendered by the Administrator under this Agreement, the Fund shall pay the Administrator a monthly fee (commencing on the Effective Date (defined below)), calculated as follows:

                    (1) 20 basis points on total assets under management up to $250 million;

                    (2) 18 basis points on total assets under management above $250 million but less than $400 million; and

                    (3) 15 basis points on total assets under management above $400 million.

     In each case, such basis points will be applied against the value of the Fund's average monthly net assets which, for the purposes of calculating such fee, will be deemed to be the average monthly value of the Fund's total assets minus the sum of the Fund's liabilities (excluding leverage, if any) (the "Administration Fee"). If the fees payable to the Administrator pursuant to this Section begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.

          (b) Fee Waiver. If the aggregate of (i) the Administration Fee, (ii) co- or sub-administration fees paid directly by the Fund, (iii) custody fees and (iv) transfer agency fees (collectively, the "Fund's Admin Costs") for any calendar month exceeds 30 basis points (as applied to the average monthly value of the Fund's total assets minus the sum of the Fun's liabilities (excluding leverage, if any)), the Administrator shall waive that portion of the Administration Fee such that the Fund's Admin Costs shall equal 30 basis points for such calendar month.

     13. Reimbursement for Out of Pocket Expenses. The Fund shall reimburse Administrator for all reasonable out of pocket expenses incurred in connection with its duties hereunder, including travel expenses for Administrator's staff in their capacities as officers of the Fund to attend meetings of the Board of Directors.

     14. Liaison with Accountants. Administrator shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund. The Administrator shall also negotiate all auditor's fees, subject to approval by the Audit Committee of the Board of Directors.

     15. Administrator's Systems. Administrator shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Administrator in connection with the services provided by Administrator to the Fund.

     16. Disaster Recovery. In the event of equipment failures, Administrator shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by Administrator's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

     17. Approval of Agreement. This Agreement shall become effective as of January 23, 2004 (the "Effective Date"), the date on which the Agreement was approved by vote of a majority of:

          (a) The Board of Directors of the Fund and

          (b) The Directors who are not "interested persons" (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in this Agreement (the "Non-Interested Directors");

          (c) cast in person at a meeting called for the purpose of voting on such approval (the "Board Approval").

This Agreement shall continue in effect with respect to the Fund until January 31, 2005, and thereafter shall continue automatically for successive annual periods, subject to the immediately following sentence, and provided such continuance receives Board Approval, including approval by the Non-Interested Directors. This Agreement may be terminated with respect to the Fund at any time, without payment of any penalty, by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by a vote of a majority of the Fund's Board of Directors on 60 days' written notice to the Administrator or by the Administrator on 90 days' written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     18. Confidentiality. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results, relating to the past, present or future business activities of the Fund or Administrator, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Administrator a competitive advantage over its competitors.; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it (a) is already known to the receiving party at the time it is obtained;
(b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

     19. Indemnification. The Fund agrees to indemnify and hold harmless Administrator and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which Administrator takes in connection with its provision of services to the Fund. Neither Administrator, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by Administrator's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

     20. Responsibility of Administrator.

          (a) Administrator shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein and such other related administrative services as are customarily provided by administrators to registered closed-end funds (other than those required to be provided by other service providers to the Fund) or as may be specifically agreed to by Administrator and the Fund in a written amendment hereto. Administrator shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. Administrator shall be liable only for any damages arising out of Administrator's failure to perform its duties under this Agreement to the extent such damages arise out of Administrator's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

          (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) Administrator shall not be liable for losses beyond its control, including without limitation (subject to Section
     16), delays or errors or loss of data occurring by reason of circumstances beyond Administrator's control, provided that Administrator has acted in accordance with the standard set forth in Section 20(a) above, and (ii) Administrator shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which Administrator reasonably believes to be genuine.

          (c) Notwithstanding anything in this Agreement to the contrary, neither Administrator nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by Administrator or its affiliates.

          (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

     21. No Restrictions on Other Business. Except to the extent necessary to perform the Administrator's obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Administrator, or any affiliate of the Administrator, or any employee of the Administrator, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services to any other corporation, firm, individual or association.

     22. Miscellaneous Provisions.

          (a) Articles of Incorporation; Binding Effect. The Articles of Incorporation, establishing the Fund, together with all amendments thereto, is on file in the office of the Secretary of the State of Maryland. The obligations of the Fund are not personally binding upon, nor shall resort be had to the private property of, any of the officers, directors or shareholders of the Fund or any of their agents, but only the Fund's property shall be bound.

          (b)  Governing  Law.  This  Agreement   shall  be  construed  and  its
     provisions interpreted in accordance with the laws of the State of Maryland.

          (c) Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors. This Agreement shall not be assignable by either party under any circumstances.

          (d) Severability. If any term or provision hereunder, or any portion thereof, is held to be invalid or unenforceable, it shall not affect any other term or provision hereunder or any part thereof.

          (e) Survival. All promises, covenants, agreements, representations and warranties contained herein shall survive the execution and delivery, and the subsequent termination, of this Agreement and the transactions contemplated hereunder.

          (f) Entire Agreement. This Agreement contains the full, entire, and integrated agreement and understanding between the parties with respect to the covenants, promises and agreements herein described, and no representations, warranties, provisions, covenants, agreements or understandings, written or oral, not herein contained or referred to shall be of any force or effect. Except as otherwise provided herein, this Agreement may not be modified or amended except in writing signed by both of the parties hereto.

          (g) Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.



THE FUND:                               THE  ADMINISTRATOR:

BOULDER GROWTH & INCOME FUND, INC.,     FUND  ADMINISTRATIVE   SERVICES,   LLC,
a Maryland corporation                  a  Colorado limited liability company






By: /s/ Stephen C. Miller               By: /s/ Carl D. Johns
Stephen C. Miller, President            Carl D. Johns, Assistant Manager